       1                                                        Exhibit 5.1




             [Letterhead of Ballard Spahr Andrews & Ingersoll]








                                                                FILE NUMBER
                                                                  804678



                               July 29, 1996



Vornado Realty Trust
Park 80 West, Plaza II
Saddle Brook, New Jersey 07663

            Re:   Registration Statement on Form S-8
                  dated July 29, 1996

Ladies and Gentlemen:

            We have served as Maryland counsel to Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 1,500,000 common shares of beneficial interest $.04 par value per share, of the Company (the "Shares") covered by the above-referenced Registration Statement (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). The Shares are to be issued by the Company pursuant to the Vornado Realty Trust 1993 Omnibus Share Plan, as amended (the "Plan"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

            In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

            1. The Registration Statement, filed with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "1933 Act"), and the related form of prospectus in the form in which it will be sent or given to employees of the Company in accordance with Rule 428(b)(1) under the 1933 Act;

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            2.    The Amended and Restated Declaration of Trust of the
Company, as amended (the "Declaration of Trust"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

            3. The Bylaws of the Company, certified as of a recent date by its Secretary;

            4. Resolutions adopted by the Board of Trustees relating to the approval the amendments to the Plan and minutes of the meeting of shareholders of the Company at which the amendments to the Plan were approved, certified as of a recent date by the Secretary of the Company;

            5. Resolutions adopted by the Board of Trustees of the Company relating to issuance and registration of the Shares, certified as of a recent date by the Secretary of the Company;

            6. A specimen of the certificate representing a share of beneficial interest of the Company certified as of a recent date by the Secretary of the Company;

            7. A certificate of the SDAT as to the good standing of the Company, dated July 29, 1996;

            8. A certificate executed by Susan D. Schmider, Secretary of the Company, dated July 29, 1996;

            9. A copy of the Plan, certified as of a recent date by the Secretary of the Company; and

            10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

            In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

            1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are

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legal, valid and binding and are enforceable in accordance with all stated
terms except as limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors' rights or (b) by general equitable principles.

            2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

            3. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

            4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no oral or written modifications or amendments to the Documents, by action or conduct of the parties or otherwise.

            5. The Shares will not be issued in violation of any restriction or limitation contained in Section 6.6 of the Declaration of Trust.

            The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

            Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

            1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

            2. The Shares have been duly authorized for issuance pursuant to the plan and, when and if issued and delivered against payment therefor in the manner described in the Plan, the

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Registration Statement and the resolutions of the Board of Trustees of the
Company authorizing their issuance, will be (assuming that any shares of beneficial interest issued between the date hereof and the date on which the Shares are actually issued (not including any Shares), when aggregated with all shares of beneficial interest issued as of the date hereof and the Shares, will not exceed the total number of shares of beneficial interest that the Company is authorized to issue) validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

            We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

            This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Sullivan & Cromwell, counsel to the Company) without, in each instance, our prior written consent.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                           Very truly yours,


                           /s/ Ballard Spahr Andrews & Ingersoll